EXHIBIT 11


                              THACKERAY CORPORATION

                   STATEMENT RE COMPUTATION OF PER SHARE DATA

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000



                                BASIC AND DILUTED
                                -----------------

                                                          2002               2001                 2000
                                                          ----               ----                 -----
Shares outstanding during the year                      5,107,401           5,107,401          5,107,401

Net income (loss) attributable to common stock        $(1,349,000)        $(3,552,000)        $(2,491,000)


Net income (loss) per share                             $(.26)              ($.70)              ($.49)
                                                        ======              =======             ======







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